TCW/DW EMERGING MARKETS OPPORTUNITIES TRUST (the "Fund")


Item 77.C.     Matters Submitted to a Vote of Security Holders  -
June 8, 1999

     Plan of Liquidation and Dissolution to terminate the Fund:

For: 2,328,905      Against: 230,159         Abstain: 232,646